CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of First National Bancshares, Inc pertaining to the First National Bancshares, Inc. 2008 Restricted Stock Plan (No. 333-153162), First National Bancshares, Inc. 2000 Stock Incentive Plan as amended August 2005 (No. 333-150243) and the First National Bancshares, Inc./Carolina National Corporation 2003 Stock Option Plan (No. 333-150242) of our report dated April 29, 2009, with respect to the consolidated financial statements of First National Bancshares, Inc. and Subsidiary included in the Annual Report on Form 10-K for the year ended December 31, 2008.  Our report dated April 29, 2009 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/Elliott Davis, LLC

April 30, 2009
Greenville, South Carolina